Exhibit 14


                                 Code of Ethics

                                       for

           Principal Executive Officers and Senior Financial Officers


It is the policy of Dectron Internationle, Inc. ("Dectron") that the Chief Executive Officer, each other principal executive officer, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of Dectron's operating divisions adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

         1. Act at all times in accordance with Dectron's Code of Ethics for Principal Executive Officers and Senior Financial Officers and all other current and future policies governing the conduct of Dectron's principal executive or senior financial officers.

         2. Assure accuracy of SEC Reports. As a public company, Dectron files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the "SEC"). It is critical that these reports be timely and accurate. The officers who have a role in the preparation and/or review of information included in Dectron's SEC filings to report such information accurately and honestly. Reports and documents Dectron files with or submits to the SEC, as well as other public communications made by Dectron, should contain full, fair, accurate, timely and understandable disclosure

         3. Act at all times with honesty, integrity and independence.

         4. Always act in good faith, with due care and diligence.

         5. Avoid actual or apparent conflicts of interest in both personal and professional relationships, always distinguishing between personal, private interests and those interests of Dectron, including the use of company property or the receipt of personal benefits. Company information, company assets and company opportunities should not be exploited for personal gain.

         6. Comply with all federal, state, local and foreign laws, rules and regulations applicable to business conduct, including (but not limited to) laws relating to securities, competition, health, safety and the environment.

         7. Respect the confidentiality of information acquired in the course of performing one's duties and responsibilities, except where disclosure is authorized or otherwise legally required. Do not use confidential information acquired in the course of business for personal advantage.

         8. Promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect Dectron's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Dectron's financial reporting, disclosures or internal controls.

         9. Avoiding corporate opportunities. The Chief Executive Officer, principal executive officers, Senior Financial Officers and Directors are prohibited from: (a) taking for themselves personally opportunities related to Dectron's business; (b) using Dectron's property, information, or position for personal gain; or (c) competing with Dectron for business opportunities; provided, however, if Dectron's disinterested Directors determine that Dectron will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

         10. Maintain fair dealing. The Chief Executive Officer, principal executive officers, Senior Financial Officers and Directors should deal fairly with Dectron's customers, suppliers, competitors and employees. It is the policy of Dectron to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.


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         11. Refrain from engaging in illicit transactions in Dectron's publicly traded securities. Directors, officers, and employees who have access to confidential information relating to Dectron are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Dectron's business. All non-public information about Dectron should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by Dectron. If a question arises, the director, officer or employee should consult Dectron's C.F.O.

         12. Communicate this Code of Ethics at least annually throughout all financial departments, and proactively promote ethical behavior and the importance of adhering to the spirit as well as the letter of the law among subordinates and peers.

         13. Subject at all times to the provisions of Dectron's confidential and anonymous complaint process, which goes directly to the Audit Committee, promptly report any violations or suspected violations of this Code of Ethics, or any unethical behavior encompassed by this Code, to the Chief Executive Officer, with a copy to the Audit Committee of the Board of Directors, for internal investigation and any appropriate remedial action

         14. Violations, failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation will constitute grounds for disciplinary action, including possible termination of employment. If there are any questions involving application of this Code of Ethics, guidance should be sought from Dectron's legal counsel.

         Dectron will waive application of this Code of Ethics, if ever, only in limited situations where circumstances warrant, and then only in conjunction with appropriate monitoring and controls. Changes in and waivers of this Code of Ethics may be made only by the Board or by the Audit Committee, based on full disclosure of all relevant facts, and will be disclosed as required under applicable law and regulations.

         It is also the Policy of Dectron that the Chief Executive Officer, each Vice President, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of Dectron's operating divisions acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.

         The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to the administration of this Policy or the violation thereof.


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                                 CODE OF ETHICS

                   ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

This is to acknowledge that I have received a copy of the Dectron
Internationale, Inc. ("Dectron") Code of Ethics dated ______, 2004, and understand that it contains important information on the policies of Dectron and on my obligations as an executive officer and/or director.

I will familiarize myself with the Code of Ethics, and I understand that as an executive officer and/or director of Dectron, I am governed by its contents. If I do not understand any portion of the Code of Ethics I will speak to the appropriate person in the Legal Affairs Department for clarification.

From time to time, circumstances may require that the policies and practices described in the Code of Ethics be changed. Accordingly, Dectron reserves the right to modify, supplement or rescind any provision of the Code of Ethics as it deems necessary. When new policies are added or existing policies are changed, the most recent policy shall prevail.


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Date:

(PLEASE SIGN AND RETURN ONE COPY OF THIS ACKNOWLEDGMENT TO LEGAL AFFAIRS)